EXHIBIT 1A(13)(w)

PRUCO LIFE INSURANCE COMPANY


|  Insured                                  |  Rider for Policy No.
|                                           |
|_____________________________________      |___________________________________


                           REDUCED PAID-UP INSURANCE

Premiums are no longer being paid on this contract. But it is being kept in force as reduced paid-up insurance on the lnsured's life, as we state under Contract Value Options in the contract.

The new amount of insurance and its effective date are shown in the attached Table of Values. Unless otherwise stated in the Table, any contract debt was deducted when we computed the net cash value that was used to provide the reduced paid-up insurance.

As of the effective date shown in the Table each of these items no longer applies: (1) the Tabular Cash Values shown on page 4 in the contract; (2) any Supplementary Benefits or other extra benefits that were made a part of the contract by rider or endorsement; (3) any of the provisions of the contract that apply to the varying of the insurance amount or cash value due to investment results in the separate account; and (4) any provisions of the contract that do not apply to the reduced paid-up insurance.

If this contract is reinstated, the net cash value that applies upon reinstatement is: (a) the net cash value upon reinstatement computed as we state in the contract under Premium Payment and Reinstatement, but computed as if no loans had been taken or repaid and no loan interest had been paid while the contract was in force as reduced paid-up insurance; minus (b) the excess of the contract debt immediately after reinstatement over what the contract debt would have been if no loans had been taken or repaid and no loan interest had been paid while the contract was in force as reduced paid-up insurance.

The attached Table shows values at the ends of contract years. If we need to compute values at some time during a contract year, we will count the time since the start of the year. We will let you know the values for other durations if you ask for them.


                           | RIDER ATTACHED TO AND MADE A PART OF THIS CONTRACT
                           |
                           |
                           | PRUCO LIFE INSURANCE COMPANY,
                           |
                           |
                           | By /s/ DOROTHY K. LIGHT
                           |    -----------------------------
                           |        Secretary
                           |
                           |
                           | Date                        Attest
                           |____________________________________________________



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PLI 74--82
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                                     II-202